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Exhibit 2.2

[Letterhead of State National Bancshares, Inc.]

September 20, 2005

Heritage Financial Corporation
1807 Highway 377 East
Granbury, Texas 76048
Attention: Frank B. Kimmell

  Re:
  Closing of Merger Transaction

Gentlemen:

        Reference is hereby made to that certain Agreement and Plan of Merger by and between State National Bancshares, Inc. ("State National BHC"), New Heritage Financial Corporation ("New Heritage"), and Heritage Financial Corporation ("Heritage BHC"), dated as of May 17, 2005 (the "Merger Agreement"), pursuant to which State National BHC will acquire all of the issued and outstanding capital stock of Heritage BHC by virtue of the merger of Heritage BHC with and into State National Bancshares of Delaware, Inc. ("State National Delaware") (the "Merger"). Capitalized terms not otherwise defined in this letter shall have the meaning assigned such term in the Merger Agreement.

        In accordance with Section 9.02B of the Merger Agreement, either Heritage BHC or State National BHC may terminate the Merger Agreement (provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties' obligations to closing specified Articles VII and VIII, respectively, have not been satisfied on or before September 30, 2005, or such later date as may be mutually agreed to by State National BHC and Heritage BHC. Notwithstanding Section 9.02B or any other provision in the Merger Agreement to the contrary, each of State National BHC and Heritage BHC hereby agree that the Effective Time of the Merger shall be the open of business on October 6, 2005. Accordingly, each of State National BHC and Heritage BHC hereby waive any right to terminate the Merger Agreement pursuant to Section 9.02B on or prior to October 6, 2005, solely due to the fact that the Merger has not been consummated on or prior to such date.

        Please acknowledge your agreement to the content of this letter and return a copy to the undersigned as soon as possible. If you have any questions regarding this matter, please call.

Very truly yours,
STATE NATIONAL BANCSHARES, INC.
By:

Tom C. Nichols President and Chief Executive Officer
AGREED TO AND ACKNOWLEDGED BY:
HERITAGE FINANCIAL CORPORATION
By:

Frank B. Kimmell President and Chief Executive Officer
cc:
Charles E. Greef, Jenkens & Gilchrist, P.C.
A. William Brackett, Brackett & Ellis

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  Exhibit 2.2